Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Dynamic High Income - Preferred Stock Portfolio
(BR-DHI-PS)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock World Income Fund, Inc. (BR-WI)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-
BF)
Metropolitan Series Fund, Inc.- BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond
Portfolio (SMF_PRUTR)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
04-14-2015

Security Type:
BND/CORP


Issuer
JPMorgan Chase & Co. (Perpetual-2049)

Selling
Underwriter
J.P. Morgan Securities LLC, CastleOak
Securities, L.P.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
J.P. Morgan Securities LLC, BBVA Securities Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BNY Mellon Capital Markets, LLC, Capital One Securities, Inc., Danske Markets Inc., ING Financial Markets LLC, KeyBanc Capital Markets Inc., Lloyds Securities Inc., Mitsubishi UFJ Securities (USA), Inc., PNC Capital Markets LLC, RBS Securities Inc., SG Americas Securities, LLC, Blaylock Beal Van, LLC, CastleOak Securities, L.P., Drexel Hamilton, LLC, Lebenthal & Co., LLC

Transaction Details

Date of Purchase
04-14-2015


Purchase
Price/Share
(per share / %
of par)
$100.00

Total
Commission,
Spread or
Profit
1.250


1.	Aggregate Principal Amount Purchased
(a+b)
95,050,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
26,525,000

b.Other BlackRock Clients
68,525,000

2.	Aggregate Principal Amount of
Offering

2,000,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.047525


Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering
[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering
[Issuer must have 3 years of continuous operations]


Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
04-17-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
04-17-2015

Global Syndicate Team Member